EXHIBIT 99.1

PanAmerican Bancorp Announces Second Quarter Fiscal 2005 Results

Friday July 22, 12:02 pm ET

MIAMI--(BUSINESS WIRE)--July 22, 2005--PanAmerican Bancorp (AMEX:PNB - News):

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Company Reports Net Profit of $514,977 or $0.05 per share

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Booked $38 Million in New Loans During the Quarter

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Total Assets Increased 58% to $247.4 Million and Net Loans Receivable Increased 71% to $202 Million Compared to Q2 of Fiscal 2004

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Book Value stands at $2.72 Per Share

PanAmerican Bancorp (AMEX:PNB - News), (the "Company") a single bank holding company, today announced its financial results for its second quarter ended June 30, 2005. PanAmerican Bancorp reported net income for the quarter ended June 30, 2005, of $514,977, or $0.05 per share after provision for loan losses of $329,790, based on 10 million fully diluted weighted average shares outstanding compared to a net loss of $56,000, or $(0.01) per share, based on 7 million fully diluted weighted average shares outstanding for the quarter ended June 30, 2004, after costs of $222,000 related to the acquisition of the Gulf Bank assets. For the six months ended June 30, 2005, net income was $1,115,594, or $0.11 per share based on 9.9 million fully diluted weighted average shares outstanding for the year. This compares to a net loss of $622,000, or $(0.10) per share, after costs of $222,000 related to the acquisition of the Gulf Bank assets, for the six months ended June 30, 2004.

At June 30, 2005, total assets were $247.4 million, an increase of over $38.5 million, or 18%, compared to $208.9 million at March 31, 2005. During the same period, net loans receivable increased by over $35 million, or 21%, to approximately $202 million from $167 million at March 31, 2005. The increase in these earning assets was the direct result of increased loans put on the books and improvement in cost efficiencies.

As of June 30, 2005, the book value was $2.72.

NOTE: These results have not yet been audited by the Company's auditors.

Michael Golden, CEO of PanAmerican Bancorp, stated, "Our plan to build a strong Florida-based banking institution continues to evolve and the results for the quarter ended June 30, 2005 is a testament to the success of our efforts. Our continued growth in depositor assets and loan receivables are the key parameters that demonstrate what we believe to be the underlying soundness of our business plan. At the beginning of the fiscal year we set forth the following goals: (1) to increase our total assets to $265 million, (2) to increase total loans to $226 million, (3) to improve our net income to $2 million, or $0.16 per share and, (4) to increase our return on equity to 6%."

Mr. Golden concluded, "Economic growth in the South Florida region remains robust and we continue to look for appropriate locations to expand our branch banking operation. Our recently opened Boynton Beach branch location is growing nicely. PanAmerican Bancorp is establishing itself as a strong regional brand in one of the most dynamic growth regions in the country. We are excited by the potential for growth in the South Florida region and will keep you apprised of our further success."

PanAmerican Bancorp

Based in Miami, FL, PanAmerican Bancorp is a single-bank holding company with PanAmerican Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business, as the sole subsidiary of the Company. For additional information, please visit PanAmerican Bank's website at http://www.panamericanbank.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to the Company's plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "forecasts," "intends," "possible," "estimates," "anticipates," and "plans" and similar expressions are intended to identify forward-looking statements. Among the important factors on which such statements are based are assumptions concerning the business environment in Broward, Miami-Dade and Palm Beach Counties of Florida where the Company's bank subsidiary operates, the availability of additional capital to help the bank subsidiary achieve the size necessary to attain and sustain profitability, changes in interest rates, changes in the banking industry in general, and particularly in the competitive environment in which the bank subsidiary operates, and changes in inflation.

You should not place undue reliance on the Company's forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update or revise any forward-looking statements.

Contact:

     PanAmerican Bancorp, Boca Raton, Fla.

     Michael Golden, 561-826-0464

     or

     Wolfe Axelrod Weinberger Assoc. LLC

     Donald C. Weinberger or Andria Arena (Media)

     212-370-4500; 212-370-4505 (Fax)

     don@wolfeaxelrod.com